Exhibit 99.1

QWEST REPORTS STEADY SECOND QUARTER 2007 RESULTS — CONTINUED

IMPROVEMENT IN REVENUE, CASH FLOW AND MARGIN TRENDS

Unaudited (in millions, except per share amounts)	Q2 2007	Q1 2007	Seq. Change	Q2 2006	Y-over-Y Change
Operating Revenue	$3,463	$3,446	0.5%	$3,472	(0.3)%
Net Income	$246	$240	3%	$117	110%
Earnings per Basic Share	$0.13	$0.13	—	$0.06	117%
Earnings per Diluted Share	$0.13	$0.12	8%	$0.06	117%

•                  12TH Consecutive Quarter of EBITDA Margina Expansion Year Over Year

•                  Sequential Increase in Total Revenue with Data Revenue Increase Across All Sales Channels and Growing to $1.2 Billion

•                  First Half Adjusted Free Cash Flow a of $829 Million - Improvement of 86% From Year-Ago Level

•                  Further Enhanced Balance Sheet - Eliminating Additional $356 Million in Net Debta in the Quarter

•                  Completed $1 Billion of Authorized $2 Billion Share Buyback Program to Date

DENVER, August 1, 2007 — Qwest Communications International Inc. (NYSE: Q) today reported second quarter 2007 results highlighted by improved revenue trends, year-over-year margin expansion as well as significant net income and earnings per share growth. For the quarter, Qwest reported earnings of $246 million, or $0.13 per diluted share compared with earnings of $117 million, or $0.06 per diluted share in the second quarter 2006.

“The results of the quarter demonstrate that Qwest continues to be in a position where we deliver what is expected — exceptional customer service, profitable growth, disciplined spending and ownership reward,” said Richard C. Notebaert, Qwest chairman and CEO. “I am confident that Qwest is well-positioned to build on this solid foundation and move forward in its goal of ongoing value creation.”

a                     See attachment E for Non GAAP Reconciliation for EBITDA, EBITDA Margins, Net Debt, Free Cash Flow and Adjusted Free Cash Flow

Financial Results

Operating revenue for the second quarter 2007 was $3.5 billion, with a modest increase over the prior quarter. Data and Internet services revenue of $1.2 billion is now 36 percent of operating revenue. Combined data, Internet and video revenue increased by 11 percent year over year, driven by sequential and year-over-year growth in the mass markets, business and wholesale sales channels. Qwest generated continued strength in strategic products. Consumer broadband, and video showed solid subscriber growth, and business developing technology products such as metro Ethernet, integrated access, MPLS-based products and hosting all maintained strong growth trends.

Mass markets growth continued and resulted in revenue expansion of 1.4 percent year over year. Customer retention initiatives, ARPU and bundle growth, as well as customer service excellence, overcame access-line loss pressures in the traditionally soft second quarter.

Enterprise growth products currently represent more than 22 percent of business revenues, up from 18 percent a year ago and less than 14 percent two years ago. Overall business revenue increased slightly from the previous quarter and was flat with the prior year after adjusting for the company’s de-emphasis of the low-margin dial access product.

Qwest is seeing encouraging sales trends in its business channel. In the quarter, it achieved sales milestones with the best single recurring revenue sales month for the channel in the past 30 months, and the best sales month on record for the MPLS-based integrated service product sold as iQ NetworkingTM.

Wholesale revenue was down less than 1 percent year over year as carrier volume declines from industry consolidation were replaced nearly entirely with more profitable reseller volume and growth in data products. Approximately 10 percent growth in data revenue reflected continued success within this product suite.

Qwest’s operating expenses totaled $2.9 billion for the quarter. Second quarter operating expenses declined $127 million, or 4.2 percent year over year, and were flat with the previous quarter. There were approximately $8 million in severance and realignment charges in the quarter as Qwest continued to right-size its workforce in response to productivity improvements. In addition, spending in the quarter of approximately $10 million on additional business sales force and business marketing offset continued sequential productivity gains. This incremental investment in the quarter was directed to further capture revenue opportunities in the business market.  Lower volumes and improvements in productivity and operating efficiencies were reflected in a $24 million sequential decline in facility costs compared to the first quarter.

Qwest’s EBITDA increased to $1.149 billion in the second quarter from $1.131 billion in the first quarter and $1.109 billion in the year-ago second quarter.

“We are pleased with our steady progress during the first half of 2007,” said John W. Richardson, Qwest executive vice president and CFO. “Our financial discipline and focus on profitable growth drove significant year-over-year improvement in net income and free cash flow, and we are on track to meet our financial objectives for the year.”

Net income for the quarter improved to $246 million, a 110 percent increase from the year-ago quarter when net income was $117 million and a 3 percent improvement sequentially. Included in second quarter net income is a $22 million charge related to the company’s early retirement of debt.

Cash Flow, Capital Spending and Interest

Qwest generated adjusted free cash flow of $679 million in the quarter and $829 million year to date, an improvement of $384 million year over year. The comparative increase in cash flow was driven by the improvement in operating results as well as the timing of capital expenditures and benefits from the balance sheet.

Year-to-date capital expenditures totaled $744 million, compared to $832 million last year when the capital investment was balanced throughout the year and new commercial and residential development was more robust. Capital expenditures have been affected by the decline in housing starts in the first half of the year, but with capital redeployment in support of revenue growth projects and higher speeds for existing customers, 2007 capital expenditures are still expected to approximate 2006 levels. Over half of the wireline spend in the quarter was directed toward increasing the speeds and capabilities of the network benefiting all sales channels. The company continues to focus on supporting the highest service levels along with disciplined investment in key growth areas.

Interest expense totaled $274 million for the quarter, compared to $298 million for the second quarter a year ago, reflecting lower debt levels and debt refinancing.

Qwest continues to be comfortable with its previously stated goals for revenue, EBITDA, free cash flow and capital expenditures.

Balance Sheet Update

As of June 30, 2007 total net debt (gross debt less cash and short-term investments) was $13.4 billion, down $356 million compared to March 31, 2007 and down $580 million from a year ago. Qwest issued $500 million in bonds during the second quarter and paid down higher interest rate debt through scheduled maturities and early retirements. A charge of $22 million was taken in relation to the early retirement. Annual interest savings of nearly $40 million are expected as a result of these debt activities.

The company maintained strong liquidity with cash and short-term investments of $1.1 billion at the end of the quarter. The company executed 45 percent of the approved $2 billion share buyback plan through the end of the quarter and hit the halfway mark by the date of this release.

Bundles

Qwest continues to aggressively market the value and convenience of its full-featured bundled offerings, which include digital voice, Broadband services, a national wireless offering and integrated TV services through Qwest’s own ChoiceTV or its marketing alliance with DIRECTV, Inc.

The company’s bundle penetration increased to 60 percent in the quarter, compared to 54 percent a year ago. Sales of bundles with three or more products continue to reduce churn and drive significant growth. Customer demand for value-added services contributed to higher consumer ARPU, which increased 8.2 percent to $53 from $49 a year ago.

Qwest Broadband

To align more closely with its service features, Qwest High-speed Internet was re-named “Qwest Broadband,” and the service product names are now called “Qwest Connect.” Qwest Broadband subscriber additions continue to drive growth in mass markets data and Internet revenue. Compared to the second quarter 2006, mass markets data and Internet revenue increased 41 percent. Qwest Broadband subscribers grew by 100,000 in the second quarter as the company continued to increase penetration by converting dial-up users, new Internet users and competitors’ customers to its superior products and services.

During the quarter, Qwest launched initiatives designed to enhance customers’ online experience. The company now offers Qwest Broadband subscribers a single-letter e-mail domain — q.com. In addition, Qwest became the first communications provider in the nation to partner with Microsoft to provide new and current Qwest Broadband customers with Windows LiveTM services. Windows Live from Qwest includes a customized home page, an all-in-one security and performance package and an advanced web-based e-mail platform. Windows Live from Qwest is designed to be the foundation for the company’s future voice and data convergence.

DIRECTV® Alliance

Qwest added 66,000 net DIRECTV subscribers in the quarter compared to 38,000 new subscribers in the year-ago quarter. Qwest now has a total of 572,000 video subscribers. The strategic relationship with DIRECTV allows Qwest to offer digital satellite television services to residential customers across its 14-state local region.

Enterprise

During the quarter, the U.S. General Services Administration (GSA) announced Qwest won participation in the Networx Enterprise contract — the second part of the GSA’s Networx Program to provide leading-edge voice, data and video services to federal agencies nationwide. Earlier in the year, Qwest was awarded the opportunity to bid on the Networx Universal program. Combined, Networx Universal and Networx Enterprise have a value of up to $68 billion over 10 years. Qwest is one of only three companies to participate in the entire Networx Program.

Qwest was the first of the three companies on the Networx Universal contract to launch products and services. In May, Qwest received an “Order to Proceed” from the GSA and expects to receive the first orders from federal agencies on the Networx Universal contract later this year.

Customer Service

In May, the University of Michigan released its 2007 American Customer Satisfaction Index (ACSI) survey for fixed line telephone companies, showing Qwest tied for first in the industry for overall customer satisfaction. The results, which now include cable companies, were based on telephone surveys with residential customers who were asked to rate their satisfaction with the value and quality of the products and services they purchased. Qwest’s No. 1 ranking was a dramatic improvement from 2002 when Qwest was ranked last.

In addition, Qwest received its sixth consecutive ranking as the top performer in the local telecommunications carrier segment for directory-assistance services, according to the Paisley National Directory Assistance Performance Index (SM). Qwest also received overall top industry honors for speech recognition and customer service.

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EDT with Richard C. Notebaert, Qwest chairman and CEO, and John W. Richardson, Qwest executive vice president and CFO. A live webcast and replay of the call is available at www.qwest.com/about/investor/events.

About Qwest

Qwest offers a unique and powerful combination of managed voice and data solutions for businesses, government agencies and consumers — nationwide and globally. Customers coast to coast are turning to Qwest’s industry-leading national fiber optic network and its Spirit of Service for quality products and superior customer experience. Qwest is a participant in Networx, the largest communications services contract in the world, to provide leading-edge voice, data and video services.  For more information on Qwest, and its various operating subsidiaries, please go to www.qwest.com. For information about the products and services Qwest is offering in the Networx contract, visit www.gsanetworx.com

# # #

Forward-Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to further de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are or were the subject of governmental investigations; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Nick Sweers	Stephanie Comfort
	303-992-2085	800-567-7296
	Nicholas.Sweers@qwest.com	IR@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	% Change	2007	2006	% Change
	(Dollars in millions except per share amounts, shares in thousands)
Operating revenue	$3,463	$3,472	(0.3)%	$6,909	$6,948	(0.6)%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	1,310	1,394	(6.0)%	2,627	2,812	(6.6)%
Selling, general and administrative	1,004	969	3.6%	2,002	1,982	1.0%
Depreciation and amortization	615	693	(11.3)%	1,227	1,384	(11.3)%
Total operating expenses	2,929	3,056	(4.2)%	5,856	6,178	(5.2)%
Other expense (income)—net:
Interest expense on long-term borrowings and capital leases—net	274	298	(8.1)%	556	594	(6.4)%
Other—net	14	(17)	nm	9	(45)	nm
Total other expense (income)—net	288	281	2.5%	565	549	2.9%

Income before income taxes	246	135	82.2%	488	221	120.8%
Income tax expense	—	18	nm	2	16	(87.5)%
Net income	$246	$117	110.3%	$486	$205	137.1%

Earnings per share:
Basic	$0.13	$0.06	116.7%	$0.26	$0.11	136.4%
Diluted	$0.13	$0.06	116.7%	$0.25	$0.11	127.3%

Weighted average shares outstanding:
Basic	1,841,295	1,882,398	(2.2)%	1,853,058	1,878,378	(1.3)%
Diluted	1,950,056	1,951,728	(0.1)%	1,954,897	1,935,806	1.0%

nm—Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
	2007	2006
	(Dollars in millions)

ASSETS

Current assets:
Cash and cash equivalents	$869	$1,241
Short-term investments	240	248
Other	1,978	2,165
Total current assets	3,087	3,654
Property, plant and equipment—net and other	17,302	17,585
Total assets	$20,389	$21,239

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion of long-term borrowings	$1,304	$1,686
Accounts payable and other	3,046	3,474
Total current liabilities	4,350	5,160
Long-term borrowings—net	13,207	13,206
Other	4,388	4,318
Total liabilities	21,945	22,684
Stockholders’ deficit	(1,556)	(1,445)
Total liabilities and stockholders’ deficit	$20,389	$21,239

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
	June 30,
	2007	2006
	(Dollars in millions)

Cash provided by operating activities	$1,373	$1,177

Cash used for investing activities	(728)	(889)

Cash (used for) provided by financing activities	(1,017)	55

Increase (Decrease) in cash and cash equivalents	$(372)	$343

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	Three Months Ended and as of June 30,
	2007	2006	% Change
	(Dollars in millions)
Operating revenue (1):
Wireline services revenue:
Voice services:
Local voice services:
Mass markets	$947	$1,017	(6.9)%
Business	289	309	(6.5)%
Wholesale	156	175	(10.9)%
Total local voice services	1,392	1,501	(7.3)%
Long-distance services:
Mass markets	166	161	3.1%
Business	133	139	(4.3)%
Wholesale	237	262	(9.5)%
Total long-distance services	536	562	(4.6)%

Access services	139	133	4.5%
Total voice services	2,067	2,196	(5.9)%

Data, Internet and video services:
Mass markets	291	206	41.3%
Business	586	581	0.9%
Wholesale	370	337	9.8%
Total data Internet and video services	1,247	1,124	10.9%

Total wireline services revenue	3,314	3,320	(0.2)%
Wireless services revenue	139	142	(2.1)%
Other services revenue	10	10	—%
Total operating revenue	$3,463	$3,472	(0.3)%

Other data:
Capital expenditures (2):	$426	$442	(3.7)%
Total employees	37,585	39,315	(4.4)%
Consumer ARPU (in dollars) (3):	$53	$49	8.2%
Broadband Services:
Subscribers (in thousands):	2,405	1,798	33.8%
Qualified households/businesses (in millions)	7	7	—%

Wireless (4):
Total wireless services revenue	139	142	(2.1)%
End of period subscribers (in thousands)	807	777	3.9%
ARPU (in dollars)	51	52	(1.9)%

Access lines (in thousands) (1)(5):
Business access lines:
Retail lines	2,817	2,920	(3.5)%
Resold lines	1,385	1,624	(14.7)%
Total business access lines	4,202	4,544	(7.5)%
Mass markets access lines:
Consumer primary lines	7,015	7,592	(7.6)%
Consumer additional lines	713	840	(15.1)%
Small business lines	1,342	1,307	2.7%
Total mass markets access lines	9,070	9,739	(6.9)%
Total access lines	13,272	14,283	(7.1)%
In-region long distance lines (in thousands)	4,884	4,840	0.9%
Minutes of use from carriers and CLECs (in millions):	10,859	12,047	(9.9)%

ATTACHMENT D

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	Three Months Ended and as of June 30,
	2007	2006	% Change

Mass markets retail connections (in thousands):
Mass markets access lines	9,070	9,739	(6.9)%
Broadband subscribers (7)	2,405	1,798	33.8%
Video subscribers (6)(7)	572	259	120.8%
Wireless subscribers	807	777	3.9%
Total mass markets retail connections	12,854	12,573	2.2%

(1)             Certain prior year revenue and access line amounts have been reclassified to conform to the current year presentation.

(2)             Capital expenditures exclude assets acquired through capital leases.

(3)             Consumer ARPU (Average Revenue Per Unit) is measured as consumer wireline revenue in the period divided by the average number of primary access lines for the period.  We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets channel on a per-customer basis.   We use ARPU internally to assess the revenue performance of our consumer business within our mass markets channel and the impact on this business of periodic customer initiatives and product roll-outs.  ARPU is not a measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, and should not be considered as a substitute for our wireline services segment revenue or any other measure determined in accordance with GAAP.

(4)             Wireless ARPU (Average Revenue Per Unit) is measured as the recurring portion of our wireless services revenue stream attributed to subscribing customers (plus certain activation fees) divided by the average number of subscribers for the period.  We believe this metric can be a useful measure of the revenue performance of our wireless business on a per-customer basis.  We use ARPU internally to assess the revenue performance of our wireless business and the impact on this business of periodic customer initiatives and product roll-outs.  ARPU is not a measure determined in accordance with GAAP and should not be considered as a substitute for our wireless services segment revenue or any other measure determined in accordance with GAAP.  Wireless ARPU includes surcharges for the recovery of costs associated with providing number portability and wireless 911 services.

	Three Months Ended June 30,
	2007	2006	% Change
	(Dollars in millions)
ARPU is calculated as follows:
Total quarterly wireless services revenue	$139	$142	(2.1)%
Less: quarterly non-recurring revenue	(17)	(20)	(15.0)%
Quarterly recurring revenue	$122	$122	—%

Average monthly recurring revenue	$41	$41	—%
Divided by quarterly average wireless (in thousands)	809	782	3.5%
Wireless services ARPU (in dollars)	$51	$52	(1.9)%

(5)             Access lines were reclassified during 2007 to conform to our revenue channel presentation. Resold lines include UNE lines and public pay phone lines.

(6)             Video subscribers have been adjusted by approximately 14,000 subscribers as of June 30, 2006 to conform to our current presentation of video subscribers.

(7)             Broadband and video subscribers include certain business customers.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Dollars in millions)
Segment income:
Operating revenue	$3,463	$3,472	$6,909	$6,948
Cost of sales (exclusive of depreciation and amortization)	(1,310)	(1,394)	(2,627)	(2,812)
Selling, general and administrative	(1,004)	(969)	(2,002)	(1,982)
Segment income	1,149	1,109	2,280	2,154

EBITDA (1):	1,149	1,109	2,280	2,154
Depreciation and amortization	(615)	(693)	(1,227)	(1,384)
Total other expense (income)—net	(288)	(281)	(565)	(549)
Income tax expense	—	(18)	(2)	(16)
Net income	$246	$117	$486	$205

EBITDA margin (1):
EBITDA	$1,149	$1,109	$2,280	$2,154
Divided by total operating revenue	$3,463	$3,472	$6,909	$6,948
EBITDA margin	33.2%	31.9%	33.0%	31.0%

Free cash flow from operations (2):
Cash provided by operating activities	$1,105	$1,037	$1,373	$1,177
Less: expenditures for property, plant and equipment and capitalized software	(426)	(442)	(744)	(832)
Free cash flow from operations	679	595	629	345
Add: certain one-time settlement payments	—	—	200	100
Adjusted free cash flow from operations	$679	$595	$829	$445

	June 30,
	2007	2006
	(Dollars in millions)
Net debt (3):
Current borrowings	$1,304	$2,683
Long-term borrowings—net	13,207	12,693
Total borrowings—net	14,511	15,376
Less: cash and cash equivalents	(869)	(1,189)
Less: short-term investments	(240)	(205)
Net debt	$13,402	$13,982

ATTACHMENT E

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(1)             EBITDA and EBITDA Margin are non-GAAP financial measures.  Other companies may calculate these measures (or similarly titled measures) differently.  We believe these measures provide useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(2)             Free cash flow and adjusted free cash flow from operations are non-GAAP financial measures that indicate cash generated by our business after operating expenses, capital expenditures and interest expense. We believe these measures provide useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because they reflect cash flows available for financing activities, voluntary debt repayment and to strengthen our balance sheet.  This is of particular relevance for our business given our significant debt balance. We also use free cash flow and adjusted free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. These measures are not determined in accordance with GAAP and should not be considered as a substitute for “operating income” or “net cash provided by operating activities” or any other measure determined in accordance with GAAP.  Due to the forward-looking nature of expected free cash flow amounts for 2007, information to reconcile this non-GAAP financial measure is not available at this time.

(3)             Net Debt is a non-GAAP financial measure that we calculate as our total borrowings (current plus long-term) less our cash and cash equivalents and short and long-term investments.  We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings.  Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for “current borrowings” or “long-term borrowings” or any other measure determined in accordance with GAAP.